EXHIBIT 99.1

David Reed	Dan Matsui/Gene Heller
President North American Operations	Silverman Heller Associates
(714) 549-0421 x-8245	(310) 208-2550

CERADYNE, INC. RECEIVES NEW FIVE-YEAR $611.7 MILLION ID/IQ CONTRACT

For Ceramic Side Plate Body Armor,

$59.8 Million Initial Delivery Order

Costa Mesa, Calif.—July 3, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) received a new 60-month Indefinite Delivery/Indefinite Quantity (ID/IQ) government contract for Enhanced Side Ballistic Inserts (ESBI) with a maximum value of $611.7 million. Simultaneously, the Company received an initial delivery order for $59.8 million scheduled to be shipped from July 2006 to November 2006. The contract was awarded to Ceradyne by the U.S. Army, Aberdeen Proving Ground, Maryland.

David Reed, Ceradyne president of North American operations, commented: “We are very pleased that the government’s high level of confidence in Ceradyne has resulted in this major win for us. Over the past few years, we have expanded our capacity for state-of-the-art lightweight ceramic body armor here in Costa Mesa, California, and our new Lexington, Kentucky, facility. We are confident we will meet the Army’s quality and delivery requirements.

“In addition, this new multi-year contract provides visibility for potential future revenue,” Reed continued. “Furthermore, we believe we will receive our next delivery order under this contract late in 2006.”

Reed noted: “Under an ID/IQ government-type contract, the government is obligated to purchase only certain minimum quantities. Each delivery order, such as this initial delivery order for $59.8 million, is issued as a release against a maximum amount, which for this ID/IQ contract is $611.7 million. Therefore, our projections of follow-on business under this contract depend upon anticipated receipt of additional releases or delivery orders.”

“We have been manufacturing these ESBI side plates since January 2006 and continue to believe that our extensive research into the Ceradyne optimum design was a key factor in the decision to award Ceradyne this contract,” Reed stated. “And from a capacity perspective, the August 2004 acquisition of ESK Ceramics assures us a supply of the finest boron carbide powders, which are the starting materials for Ceradyne’s armor system technology. The combination of having these starting materials, in conjunction with our Kentucky and California hot pressing plants, and our recently announced Irvine, California assembly operation expansion, results in a vertically integrated manufacturing operation.”

Reed added, “Ceradyne is proud to have been awarded this contract and is confident that its armor systems, which will be fielded in large quantities, will save American lives.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and consumer applications. Additional information about the Company can be found at www.ceradyne.com.

This press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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